UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
THE SECURITIES EXCHANGE ACT OF 1934
Fidus Mezzanine Capital, L.P.
(Exact name of Registrant as specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8435835 (I.R.S. Employer Identification No.)

1603 Orrington Avenue, Suite 820 Evanston, Illinois (Address of principal executive office)	60201 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☑
Securities Act registration statement file number to which this form relates: (if applicable) 333-172550
Securities to be registered pursuant to Section 12 (b) of the Act: None
Securities to be registered pursuant to Section 12 (g) of the Act:
Partnership interests of Fidus Mezzanine Capital, L.P.
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
     The Registrant’s Partnership Interests consist of a 0.1% general partnership interest and a 99.9% limited partnership interest (each interest being held by a “partner”). The general partnership interest of the Registrant is held by a general partner (hereinafter, the “general partner”) who will be liable for the debts and obligations of the Registrant to the extent required by the Delaware Revised Uniform Limited Partnership Act (the “Act”) and the Small Business Investment Act. The management and operation of the Registrant and the formulation of investment policy are vested in its general partner, whose sole purpose shall be to serve as the general partner of the Registrant and who shall have the rights and powers which may be possessed by a general partner under the Act, including the right to delegate its responsibilities to manage and control the business and affairs of the Registrant to agents, officers and employees of the general partner or the Registrant. The general partner intends to delegate its responsibilities to a board of directors of the Registrant consisting of natural persons, a majority of whom will not be “interested persons” within the meaning of the Investment Company Act of 1940 (the “1940 Act”). Subject to the provisions of the 1940 Act and a custodian agreement between the Registrant and U.S. Bank National Association entered into pursuant to Section 17(f) of the 1940 Act, the general partner may receive, hold, manage and sell assets for and on behalf of the Registrant, or through the exercise or exchange of assets received by it from the Registrant.
     The limited partnership interest of the Registrant (hereinafter, a “limited partner”) does not allow for the control or management of the business or affairs of the Registrant, and the limited partners shall not have any authority to act for or on behalf of the Registrant or to vote on any matter relative to the Registrant and its affairs except as is specifically permitted by the Amended and Restated Limited Partnership Agreement of the Registrant incorporated by reference hereto as Exhibit (b)(2).
Item 2. Exhibits.

(a)(2)	Amended and Restated Certificate of Limited Partnership of Fidus Mezzanine Capital, L.P.*

(b)(2)	Amended and Restated Agreement of Limited Partnership for Fidus Mezzanine Capital, L.P.*

*	Incorporated by reference to Fidus Investment Corporation’s registration statement on Form N-2 Pre-Effective Amendment No. 3 (File No. 333-172550) filed on May 26, 2011.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDUS MEZZANINE CAPITAL, L.P.
	By:	Fidus Mezzanine Capital GP, LLC, Its General Partner

Date: June 16, 2011	By:	/s/ Edward H. Ross
		Name:	Edward H. Ross
		Title:	Manager